Exhibit 99.1

                   Patriot Bank Corp. Declares
                     Increased Cash Dividend

     Pottstown, PA, July 24, 2003 . . . Patriot Bank Corp. (NASDAQ: PBIX), parent company of Patriot Bank, today announced an increased cash dividend payment of $.13 per share. This represents an increase of 10% from the previous cash dividend payment of $.12. The cash dividend is payable August 22, 2003, to shareholders of record on August 8, 2003. The date of declaration of the cash dividend is July 23, 2003.

     "Our increased cash dividend payment follows a successful second quarter 2003 earnings report," said Richard A. Elko, President and Chief Executive Officer. Highlights of the quarter include:

     -  Annualized core deposit growth of over 35%

     -  Net interest margin of 3.50%

     -  Non-interest income up 71% over second quarter 2002

     -  Non-interest income increased to 29% of total income

     -  Return on average equity 12.43%

     -  Non-performing assets decreased to .45% of total assets

     -  Loan loss reserves to total loans increased to 1.23%

     - Patriot Bank designated a "preferred lender" by the Small Business Administration (SBA)

     - Completed the transition of Whitehall, Pa., supermarket office to full-service office

     - Opened temporary office in Spring Township, Pa., in advance of a full-service office later this year

     -  Payment of 10% special stock dividend on April 25, 2003

     -  Named to Russell 3000r Index

     Patriot is a $1 billion financial services company operating 20 banking and lending offices in southeastern
Pennsylvania. The closing price of Patriot's common stock was $18.20 on July 23, 2003.

     In addition to historical information, this information may contain "forward-looking statements" which are made in good faith by Patriot Bank Corp. ("Patriot"), pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Patriot's strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business of Patriot. Statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," " expect," "anticipate," "estimate," " intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Patriot's control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Patriot's financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Patriot cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Patriot and any such forward-looking statement. Patriot does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of Patriot.